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                       February 1, 2022

       Leanne Cunningham
       Chief Financial Officer
       Brown-Forman Corporation
       850 Dixie Highway
       Louisville, Kentucky 40210

                                                        Re: Brown-Forman
Corporation
                                                            Form 10-K for the
Fiscal Year Ended April 30, 2021
                                                            Filed June 21, 2021
                                                            File No. 001-00123

       Dear Ms. Cunningham:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing